Exhibit 3.2

KING MERGER SUB II LLC

LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of King Merger Sub II LLC (the “Company”), dated as of June 13, 2019, adopted by Keane Group, Inc. (the “Managing Member”).

Preliminary Statement

The Managing Member desires to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (the “Delaware Act”), and wishes to set forth herein an agreement as to the affairs of the Company and the conduct of its business.

Accordingly, in consideration of the promises made herein, the Managing Member hereby adopts the following:

1.    Formation. A certificate of formation of the Company (the “Certificate”) was executed and filed with the Secretary of State of the State of Delaware on June 13, 2019. The execution, delivery and filing of the Certificate with the Secretary of State of the State of Delaware by the Company, and by William R. Tevlin on behalf of the Company, as an “authorized Person” of the Company within the meaning of the Delaware Act, is hereby ratified and confirmed in all respects. Upon the execution of this Agreement the Managing Member shall be the designated “authorized Person” and shall continue as the designated “authorized Person” within the meaning of the Delaware Act. The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Delaware Act.

2.    Name. The name of the Company is “King Merger Sub II LLC”.

3.    Purpose.

A.    The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary or incidental to the foregoing.

B.    The Company shall have the power to engage in all actions, proceedings, activities and transactions that the Managing Member may deem necessary or advisable in connection with the foregoing purposes.

4.    Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, City of Wilmington, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

5.    Members. Upon execution of the Agreement, the Managing Member is admitted as a member of the Company. The name and the address of the Managing Member is as follows:

Name	Address	Percentage Interest (%)
Keane Group, Inc.	1800 Post Oak Boulevard Houston, TX 77056	100

6.    Management of the Company.

A.    Power and Authority of Managing Member. The business and affairs of the Company shall be managed by the Managing Member, who shall have the power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything it deems necessary or appropriate to carry on the business and purposes of the Company, including, but not limited to:

1.

to manage and direct the business affairs of the Company, to do any and all acts on behalf of the Company and to exercise all rights of the Company with respect to its interest in any other Person (as defined in the Delaware Act), corporation, partnership, limited liability company or other entity, including, without limitation, the voting of securities, exercise of redemption rights, participation in arrangements with creditors, the institution, defense and settlement or compromise of suits and administrative proceedings and other like or similar matters;

2.	to acquire, own, lease, sublease, manage, hold, deal in, control or dispose of any interests or rights in real or personal property;

3.	to hire employees, consultants, attorneys, accountants, appraisers and other advisers for the Company;

4.	to open, maintain and close bank accounts and draw checks or other orders for the payment of funds;

5.	to borrow money or obtain credit from banks, lending institutions or any other Person;

6.

to guarantee debt on behalf of the Company’s subsidiaries now or hereinafter in existence, and to secure the same by a mortgage, deed of trust, pledge or other lien on any or all the assets of the Company;

7.	to assume obligations, incur liabilities, lend money or otherwise use the credit of the Company;

8.

to direct the formulation of policies and strategies for, and perform all other acts on behalf of, the Company and any entities for which the Company acts as general partner, adviser, manager, managing member, or in other similar capacities including those activities specified above in clauses (1) and (2); and

9.	to enter into any contracts it deems necessary or advisable to facilitate the business of the Company.

B.    No “Manager” of Company. There shall not be a “manager” (within the meaning of the Delaware Act) of the Company. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Managing Member taken in accordance with such rights and powers shall bind the Company.

C.    Managing Member May Appoint Officers. The Managing Member may appoint officers of the Company, including a Chief Executive Officer. The officers of the Company shall be responsible for the day-to-day business, operations and affairs of the Company, shall have such powers as conferred on them by the Managing Member and shall have the authority to bind the Company through the exercise of such powers subject to, and to the extent consistent with, the terms hereof. The officers of the Company shall (i) be appointed and be subject to removal by the Managing Member and (ii) operate as an autonomous management group, accountable only to the Managing Member. The initial officers of the Company are listed on Schedule I hereto.

7.    Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of: (a) determination by the Managing Member; (b) the dissolution of the Managing Member; (c) if at any time there are no members of the Company, unless the Company is continued in accordance with the Delaware Act; and (d) the entry of a decree of judicial dissolution of the Company.

8.    Initial Capital Contributions. The Managing Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company.

9.    Additional Contributions. The Managing Member shall have no obligation to make additional capital contributions to the Company.

10.    Tax Matters. The Company shall, upon its initial formation, be treated for U.S. federal income tax purposes as a disregarded entity within the meaning of Treas. Reg. Section 301.7701-3(b)(ii). The Managing Member shall have the authority to change or maintain such status in its sole discretion.

11.    Distributions. The Company shall promptly distribute to the Managing Member all amounts of cash and any other property held by the Company that is available for distribution at the times and in the amounts as determined by the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Managing Member on account of its interest in the Company if such distribution would violate the Delaware Act or any other applicable law.

12.    Indemnification of Officers, Employees And Agents.

A.    Indemnification. The Company (and any successor or surviving corporation to the Company by merger or otherwise) shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (whether such Proceeding is an action by or in the right of the Company, is initiated by a third party or otherwise), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer of the Company or, while an officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to an employee benefit plan, against all liability, expense and loss (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee, but only if such indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except for a suit or action brought under Section 12C, the Company shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Managing Member.

B.    Prepayment of Expenses. The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 12 or otherwise.

C.    Claims. If a claim for indemnification or payment of expenses under this Section 12 is not paid in full within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Company, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

D.    Authorization. Any indemnification under Section 12A (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 126.A. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company.

E.    Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Section 12 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Certificate, this Agreement, agreement or any action of the Managing Member.

F.    Amendment or Repeal. Any repeal or modification of the provisions of this Section 12 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

G.    Other Indemnification and Prepayment Expenses. This Section 12 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by the Managing Member. Subject to the foregoing, persons who are not covered by the foregoing provisions and who are or were employees or agents of the Company, or who are or were serving at the request of the Company as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, including a subsidiary of the Company, may be indemnified to the extent authorized at any time or from time to time by the Managing Member in its sole discretion.

H.    Survival of Indemnification Rights. The rights to indemnification and advance payment of expenses provided by Section 12A and Section 12B shall continue as to a person who has ceased to be an officer, employee, or agent of the Company and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

I.    Insurance. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, partner (limited or general), manager, trustee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Company would have the power to indemnify such person against such liability under the provisions of applicable law.

13.    Transfer of Interest. The Managing Member may sell, hypothecate, pledge, assign or otherwise transfer or encumber (each, a “Transfer”) its limited liability company interests in the Company so long as such Transfer is in writing, in which the transferee accepts the terms and provisions of this Agreement. If the Managing Member transfers all of its limited liability company interests in the Company pursuant to this Section A, the transferee shall be admitted to the Company as a member of the Company upon its execution of such writing, which may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Managing Member shall cease to be a member of the Company.

14.    Liability of the Member. Except as otherwise expressly provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Managing Member nor any officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Managing Member or officer of the Company.

15.    Sole Benefit. Other than pursuant to Section 12, the provisions of this Agreement are intended solely to benefit the Managing Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit to any third-party beneficiaries.

16.    Headings. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

17.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State.

18.    Amendments. Unless, and only to the extent, otherwise required under the Delaware Act, this Agreement may not be amended except by written instrument executed by the Managing Member.

19.    Effectiveness. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the time of the filing of the Certificate with the Secretary of State of the State of Delaware on June 13, 2019.

[Signature page follows]

IN WITNESS WHEREOF, this undersigned has duly executed this Limited Liability Company Agreement as of the date and year first written above.

KEANE GROUP, INC.
By:

Name:	Robert Drummond
Title:	Chief Executive Officer

[Signature Page to King Merger Sub II LLC Agreement]

SCHEDULE I

INITIAL OFFICERS

Robert Drummond	Chief Executive Officer
Gregory L. Powell	President and Chief Financial Officer
Kevin McDonald	Executive Vice President, General Counsel and
Secretary